SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  September 11, 1996




                   JMB INCOME PROPERTIES, LTD. - XII
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        (Exact name of registrant as specified in its charter)




     Illinois                   0-16108                 36-3337796
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(State or other)             (Commission           (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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                    FIRST FINANCIAL OFFICE BUILDING
                          ENCINO, CALIFORNIA

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.   JMB Income Properties,
Ltd. - XII (the "Partnership"), through JMB/First Financial Associates ("Associates"), a joint venture with JMB Income Properties, Ltd. - XIII (a partnership sponsored by the Managing General Partner of the Partnership), has an interest in JMB Encino Partnership, L.P. ("Encino"), with an unaffiliated venture partner ("Encino Venture Partner"). On September 11, 1996, Encino sold the land and related improvements known as First Financial Office Building (the "Property") located in Encino, California. The purchaser, Cornerstone Suburban Office, L.P. ("Purchaser"), is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property is an approximately 216,000 square foot office building and, as of the date of the sale, was approximately 87% occupied.

The sale price of the Property was $37,900,000 (before selling costs and prorations). The Purchaser assumed the approximate $24,705,000 mortgage and paid the balance of the sale price in cash at closing. The Encino Amended and Restated Partnership Agreement provides that the net proceeds from sale or refinancing of the Property will be distributed as follows: first, the $4,000,000 promissory note from Encino to Associates will be repaid: second, to Associates up to and including Associates' contributed capital plus a return thereon: third, a $400,000 preference to the Encino Venture Partner: fourth, any remaining proceeds split equally. Accordingly, Associates received the approximately $12,200,000 of net sale proceeds from Encino, of which $4,000,000 represented full repayment of the promissory note from Encino to Associates. The Associates' Joint Venture Agreement provides that the net proceeds from sale will be distributed based upon an allocation of 62.5% to the Partnership and 37.5% to JMB Income Properties, Ltd. - XIII and therefore the Partnership's share of the net sale and promissory note proceeds received by Associates is approximately $5,125,000 and $2,500,000, respectively.

The Partnership Agreement provides that the General Partners shall receive as a distribution from the sale of a real property by the Partnership amounts equal to the cumulative deferrals of any portion of their 10% operating cash distribution plus 2-1/2% of the selling price, and that the remaining proceeds (net after expenses and retained working capital) be distributed 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners shall receive 100% of such net sale proceeds until the Limited Partners (i) have received cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed, equal a 6% annual return on the Limited Partners' average capital investment for each year (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) commencing with the second fiscal quarter of 1986,
(ii) have received cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership and (iii) have received cash distributions of sale and refinancing proceeds and of the Partnership's operations, in an amount equal to the Limited Partners' initial capital investment in the Partnership plus a 10% annual return on the Limited Partners' average capital investment. As these thresholds for distributions to the Limited Partners have not yet been satisfied, no portion of the proceeds of this sale will be distributed to the General Partners at this time.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

           (a)   Financial Statements.  Not applicable.

           (b)   Pro Forma Financial Information - Narrative.

     As a result of the sale of the Property, beyond September 11, 1996, there will be no further rental income, interest income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses or venture partners' share of venture operations recorded for Encino in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1995) were approximately $6,197,000, $49,000, $2,756,000,
$1,236,000, $1,938,000, $162,000 and $41,000, respectively.  Rental income, interest income, mortgage and other interest, depreciation, property operating expenses, amortization of deferred expenses and venture partners' share of venture operations for Encino were approximately $2,707,000, $17,000, $1,355,000, $310,000, $1,216,000, $26,000 and $38,000,
respectively, for the six months ended June 30, 1996. Also, as a result of the sale of the Property, there are no further assets and liabilities related to Encino, which at June 30, 1996 consisted of cash and other current assets of approximately $1,627,000; land, building and improvements (net of accumulated depreciation) of approximately $33,128,000; deferred expenses of approximately $596,000; current liabilities of $24,936,000 and other liabilities of approximately $256,000. The Partnership expects to recognize a gain on the sale of the property of approximately $2,000,000 in 1996 for financial reporting purposes and a nominal gain in 1996 for Federal income tax purposes.

     (c)   Exhibits

           10.1 Purchase Agreement between JMB Encino Partnership, L.P. and Massachusetts Mutual Life Insurance Company, dated August 9, 1996 (subsequently assigned to Cornerstone Suburban Office, L.P., its affiliate).

           10.2 First Amendment to Purchase Agreement between JMB Encino Partnership, L.P. and Massachusetts Mutual Life Insurance Company, dated August 22, 1996 (subsequently assigned to Cornerstone Suburban Office, L.P., its affiliate).

           10.3 Second Amendment to Purchase Agreement between JMB Encino Partnership, L.P. and Massachusetts Mutual Life Insurance Company, dated September 6, 1996 (subsequently assigned to Cornerstone Suburban Office, L.P., its affiliate).




                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  JMB Income Properties, LTD. - XII

                                  By:  JMB Realty Corporation
                                       Managing General Partner

                                       By:   GAILEN J. HULL
                                             Gailen J. Hull
                                             Senior Vice President



Dated:     September 26, 1996